Exhibit 10.1

CROCS, INC.
CHANGE IN CONTROL PLAN

ARTICLE I
PURPOSE, ESTABLISHMENT AND APPLICABILITY OF THE PLAN

1.1                               Establishment of the Plan

Crocs, Inc. (the “Company”) hereby establishes this Change in Control Plan (the “Plan”).  The Plan is effective as of June 13, 2013 (the “Effective Date”).

1.2                               Purpose of the Plan

The Plan is intended to ensure that the Company will have the continued dedication of certain key employees of the Company, notwithstanding the possibility or occurrence of a Change in Control (as defined below), to diminish the distraction of such employees that may occur by virtue of the personal uncertainties and risks created by a potential or actual Change in Control, to encourage such employees’ full attention and dedication to the Company currently and in the event of any potential or actual Change in Control, and to provide such employees with compensation and benefits arrangements upon a Change in Control that are competitive with those of other peer corporations.

1.3                               Applicability of the Plan

Subject to the terms of the Plan, the benefits provided by the Plan shall be available to all those Employees who, on or after the Effective Date, have entered into a Participation Agreement.

1.4                               Contractual Right to Benefits

The Plan establishes and vests in each Participant (as defined below) a contractual right to the benefits to which the Participant is entitled pursuant to the terms and conditions thereof, enforceable by the Participant against the Company.

ARTICLE II
DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below.

(a)                                 “Affiliate.”  When used with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

(b)                                 “Annual Bonus.”  An amount equal to the greater of (i) the Participant’s target annual bonus for the fiscal year during which the Change in Control occurs and (ii) the average of the annual bonus payments actually made to the Participant with respect to the three (3) fiscal years completed prior to the fiscal year during which the Change in Control occurs (or, if the Participant was not employed during all three (3) of such fiscal years, the number of fiscal years in which the Participant was employed).

(c)                                  “Base Salary.”  An amount equal to the Participant’s gross annual base salary at the rate in effect immediately prior to a Change in Control.

(d)                                 “Board.”  The Board of Directors of the Company.

(e)                                  “Cause.”  With respect to any Participant:  (i) the Participant’s conviction, or guilty or no contest plea, to any felony; (ii) any act of fraud by the Participant related to or connected with the Participant’s employment by the Company; (iii) the Participant’s material breach of his or her fiduciary duty to the Company; (iv) the Participant’s gross negligence or gross misconduct in the performance of duties reasonably assigned to the Participant which causes material harm to the Company; (v) any willful violation by the Participant of the Company’s codes of conduct or other rules or policies of the Company; or (vi) any entry of any court order or other ruling that prevents the Participant from performing his or her material duties and responsibilities hereunder.

(f)                                   “Change in Control.”  A Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions have been satisfied:

(i)                                     An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities:  (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (4) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 2(f)(iii); or

(ii)                                  During any consecutive twenty-four (24) month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)                               The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which

(A)                               all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination shall beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,

(B)                               no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or such corporation resulting from such Business Combination) shall beneficially own, directly or indirectly, thirty-five percent (35%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and

(C)                               at least a majority of the members of the board of directors of the corporation resulting from such Business Combination shall have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)                              Approval by stockholders of a complete liquidation or dissolution of the Company.

(g)                                  “Change in Control Benefits.”  The benefits described in Section 4.1 that are provided to qualifying Participants under the Plan.

(h)                                 “COBRA.”  The health continuation provisions set forth in Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA.

(i)                                     “Code.”  The Internal Revenue Code of 1986, as amended from time to time.

(j)                                    “Company.”  Crocs, Inc. and any successor thereto.

(k)                                 “Company-Paid Coverage.”  The benefits coverage described in Section 4.1.3 or 4.1.4.

(l)                                     “Compensation Committee.”  The Compensation Committee of the Board.

(m)                             “Disability.”  Either (i) any severe medically determinable physical impairment that renders the Participant unable to function, such as the Participant’s being in a coma, from which a physician with relevant and appropriate expertise has given his medical opinion that the Participant will not recover within six (6) months; or (ii) the Participant’s inability because of mental or physical illness or incapacity, whether total or partial, to perform the Participant’s duties for a continuous period of one hundred and twenty (120) days, or for shorter periods aggregating one hundred and twenty (120) days out of any one hundred and eighty (180) day period.

(n)                                 “Employee.”  Any full-time employee of the Company.

(o)                                 “ERISA.”  The Employee Retirement Income Security Act of 1974, as amended from time to time.

(p)                                 “Good Reason.”  The existence of any one or more of the following conditions without the Participant’s written consent:

(i)                                     the Company’s assignment to the Participant of any duties inconsistent in any material negative respect with the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or any other action by the Company that results in a material diminution in such authority, duties or responsibilities or as a result of which the Participant no longer has the authority, duties or responsibilities substantially equivalent to (or better than) the Participant’s authority, duties or responsibilities immediately prior to the Change in Control;

(ii)                                  a material reduction by the Company in the Participant’s base salary, as determined by taking into account the base salary in effect immediately prior to the Change in Control (and as may have been increased after the date of the Change in Control); for the avoidance of doubt, the reduction of the Participant’s base salary by more than ten percent (10%) in the aggregate in any two (2) year period shall be deemed a material reduction for purposes of this clause (ii);

(iii)                               a material reduction by the Company in the Participant’s target bonus opportunity and/or target long-term incentive opportunity, as determined by taking into account each opportunity in effect immediately prior to the Change in Control (and as may have been increased after the date of the Change in Control); for the avoidance of doubt, the reduction of the Participant’s target bonus opportunity by more than ten percent (10%) in the aggregate in any two (2) year period and/or the reduction of the Participant’s target long-term incentive opportunity by more than ten percent (10%) in the aggregate in any two (2) year period shall be deemed a material reduction for purposes of this clause (iii);

(iv)                              a requirement by the Company that the Participant be based at any office or location more than fifty (50) miles from the Company’s principal office immediately prior to the Change in Control; or

(v)                                 the material breach by the Company of the Plan.

Notwithstanding any other provision of the Plan to the contrary, a Participant shall not be deemed to have terminated his or her employment for Good Reason unless (i) the Participant notifies the Company in writing of the condition that the Participant believes constitutes Good Reason within ninety (90) days of the initial existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) the Participant terminates employment with the Company (and its Subsidiaries and Affiliates) within sixty (60) days after the end of the Remedial Period.  The failure by the Participant to include in the notice any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

(q)                                 “Participant.”  An individual who qualifies as such pursuant to Section 3.1.

(r)                                    “Participation Agreement.”  The Participation Agreement in substantially the form attached hereto as Annex A, executed by and between the Participant and the Company as a condition to the Participant’s receipt of the Change in Control Benefits.

(s)                                   “person.”  Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority or any other entity.

(t)                                    “Plan.”  The Crocs, Inc. Change in Control Plan.

(u)                                 “Release.”  The release of claims described in Section 3.3, which must be executed (and not revoked) by the Participant as a condition to receiving a Severance Payment and Company-Paid Coverage.

(v)                                 “Section 409A.”  Code Section 409A, and the rules and regulations issued thereunder.

(w)                               “Severance Payment.”  The payment of cash severance compensation as provided in Section 4.1.2.

(x)                                 “Severance Payment Percentage.”  For each Participant, the Severance Payment Percentage set forth in such Participant’s Participation Agreement.

(y)                                 “Subsidiary.”  Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

ARTICLE III
ELIGIBILITY

3.1                               Participation

The Company shall notify each eligible Employee of his or her selection for participation in the Plan by providing a Participation Agreement setting forth the Severance Payment Percentage for the eligible Employee and such other terms, provisions and conditions not inconsistent with the Plan as shall be determined by the Compensation Committee.  Participation shall be effective upon an eligible Employee’s delivering a properly signed Participation Agreement.  Notwithstanding the foregoing, a Participant shall not be entitled to receive Change in Control Benefits (or any other benefits under the Plan) if the Participant has entered into an agreement with the Company that provides for benefits similar to the Change in Control Benefits in the event of a Change in Control, unless such agreement or the Participant’s Participation Agreement specifically provides otherwise.

3.2                               Duration of Participation

A Participant shall cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VI or when the Participant ceases to be an Employee, other than under circumstances that entitle the Participant to Change in Control Benefits.

3.3                               Release

A Participant’s right to receive the Severance Payment and the Company-Paid Coverage is subject to and contingent upon the Participant’s timely execution, without subsequent revocation, of a Release of claims in a form reasonably satisfactory to the Company.  To be timely, the Release must become effective (i.e., the Participant must sign it and any revocation period must expire without the Participant’s revoking the Release) within sixty (60) days, or such shorter period specified in the Release, after the Participant’s date of termination of employment.  If the Release does not become effective within such time period, then the Participant shall not be entitled to the Severance Payment or the Company-Paid Coverage.

ARTICLE IV
CHANGE IN CONTROL BENEFITS

4.1                               Change in Control Benefits

A Participant shall be entitled to receive the following Change in Control Benefits:

4.1.1                                               In the event a Participant is continuously employed as an Employee until a Change in Control, upon the occurrence of the Change in Control:

(a)                                 All outstanding equity-based awards granted to the Participant under any applicable equity compensation plans of the Company as in effect immediately prior to the Change in Control (including but not limited to grants of nonqualified stock options and restricted stock unit awards) that become exercisable, vested or payable based on continued service shall become fully vested and exercisable or payable as of the date of the Change in Control, and any amounts so payable shall be paid within thirty (30) days following the Change in Control, provided that if an award provides deferred compensation subject to Section 409A, such award will be paid at the same time and in the same form as it would have been paid had no Change in Control occurred.

(b)                                 All outstanding equity-based awards granted to the Participant under any applicable equity compensation plans of the Company as in effect immediately prior to the Change in Control that are eligible to become exercisable, vested or payable (or that provide for accelerated exercisability, vesting or payment) upon the attainment of specified performance goals shall become fully vested and exercisable or payable as if the performance goals had been attained at the target performance level, and any further service-based vesting conditions relating to such awards shall be deemed fully satisfied, and any amounts so payable shall be paid within thirty (30) days following the Change in Control, provided that if an award provides deferred compensation subject to Section 409A, such award will be paid at the same time and in the same form as it would have been paid had no Change in Control occurred.

4.1.2                                               If within two (2) years following a Change in Control a Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, then, subject to Sections 3.1, 3.3, 4.3 and 4.4, the Participant will be paid an amount in cash equal to the product obtained by multiplying the Participant’s Severance Payment Percentage times the sum of (a) the Participant’s Base Salary plus (b) the Participant’s Annual Bonus.

4.1.3                                               If within two (2) years following a Change in Control a Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, then, subject to Sections 3.1, 3.3, 4.1.4, 4.3 and 4.4, and to the extent the Participant and the Participant’s spouse and dependent children properly (and timely) elect COBRA continuation coverage under the Company’s group health plans, the Company shall reimburse the Participant for the proportionate cost of the premiums due for such coverage, as determined by the cost ratio policy for the Company’s Employees in effect from time to time, for a period beginning on the Participant’s termination date and ending on the earliest to occur of (a) the date on which the Participant is no longer entitled to COBRA continuation coverage under the Company’s group health plans, and (b) the expiration of eighteen (18) months from the Participant’s termination date; provided, however, that notwithstanding the foregoing or any other provision in the Plan to the contrary (including, without limitation, Section 6.2), the Company may unilaterally amend this Section 4.1.3 or eliminate the benefit provided hereunder to the minimum extent it reasonably deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its Subsidiaries or Affiliates, including, without limitation, under Code Section 4980D.

4.1.4                                               If within two (2) years following a Change in Control the employment of a Participant who is the Chief Executive Officer of the Company (regardless of age) or an “officer” (within the meaning of Section 16 of the Exchange Act) of the Company who is age fifty-five (55) or older is terminated by the Company without Cause or by the Participant for Good Reason, then, subject to Sections 3.1, 3.3, 4.3 and 4.4, the provisions set forth in this Section 4.1.4, and not those set forth in Section 4.1.3, will apply.

(a)                                 Subject to Sections 4.1.4(b) and (d), the Participant and the Participant’s spouse and eligible dependents will be permitted to continue to participate in the Company’s group health plans until such time as the Participant first becomes eligible to enroll in Medicare Part A or until the Participant becomes eligible for coverage under a subsequent employer’s group health plan, whichever occurs first.  To continue such participation the Participant (or the Participant’s spouse or eligible dependent) must submit to the Company an amount equal to the then applicable COBRA premium for such coverage on or before the first day of the month for which such coverage is being sought; provided, however, that a grace period equal to the grace period provided under COBRA within which to make such payment shall be provided to the Participant (and the Participant’s spouse and eligible dependents).

(b)                                 Subject to Section 4.1.4(d), if, and to the extent, the Company determines that continued coverage for the Participant (or the Participant’s spouse or eligible dependents) under the Company’s group health plans is impermissible, unfeasible or undesirable, the Company will reimburse the Participant (and the Participant’s spouse and eligible dependents) for the cost of any individual medical, dental and/or vision insurance policies purchased by the Participant (or the Participant’s spouse or eligible dependent) to replace such coverage until such time as the Participant attains age 65 or first becomes eligible to enroll in Medicare Part A or until the Participant becomes eligible for coverage under a subsequent employer’s group health plan, whichever occurs first; provided, however, that in no event shall the total of such reimbursement for any one calendar year exceed Fifty Thousand Dollars ($50,000).  In order to be eligible for such reimbursement, the Participant (or the Participant’s spouse or eligible dependent) must submit proof reasonably satisfactory to the Company that the Participant (or the Participant’s spouse or eligible dependent) paid the premium(s) for such insurance policy(ies), which proof must be submitted to the Company no later than January 31 of the year following the year in which such premium(s) were paid.

(c)                                  The period during which the Participant (or the Participant’s spouse or eligible dependent) is entitled to benefits under this Section 4.1.4 shall run concurrently with any period during which the Participant (or the Participant’s spouse or eligible dependent) is entitled to COBRA continuation coverage under the Company’s group health plans.

(d)                                 Notwithstanding the foregoing or any other provision in the Plan to the contrary (including, without limitation, Section 6.2), this Section 4.1.4 may be amended unilaterally by the Company without the Participants’ consent to the extent necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its Subsidiaries or Affiliates,

including, without limitation, under Code Section 4980D; provided, however, that such amendment shall, to the maximum extent possible, preserve the economic benefit to the Participant provided under this Section 4.1.4 without subjecting the Participant to any additional tax or interest under Section 409A(a)(1)(B) of the Code, including but not limited to a lump sum payment of up to $250,000 (if such payment would not subject the Participant to any additional tax or interest under Section 409A(a)(1)(B) of the Code).

4.2                               Method of Payment

4.2.1                                               Any cash payment to which a Participant becomes entitled pursuant to Section 4.1.2 shall be paid to the Participant in a lump sum within ten (10) days after the Participant’s Release becomes effective or, if later, on the date of the Change in Control; provided, however, that if the maximum period during which the Participant can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, then such lump sum payment shall be made in the subsequent calendar year, but in any event, no later than March 15 of such calendar year.

4.2.2                                               Any reimbursements to which a Participant becomes entitled pursuant Section 4.1.3 or 4.1.4 shall be paid to the Participant no later than the last day of the calendar month immediately following the calendar month in which the premiums to which such reimbursements relate are paid to the Company or the Company’s COBRA administrator, as applicable (or, with respect to reimbursements pursuant to Section 4.1.4(b), in which satisfactory proof of payment is received by the Company); provided, however, that the first such reimbursement shall be made within ten (10) days after the Release becomes effective or, if later, on the date of the Change in Control, and shall include all such reimbursements as may relate to periods prior to such date; and provided, further, that if the maximum period during which the Participant can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, then the first such reimbursement shall be made in the subsequent calendar year, but in any event, no later than March 15 of such calendar year.

4.2.3                                               If a Participant dies after becoming eligible for a cash Severance Payment and executing the Release but before payment of the cash Severance Payment, the cash Severance Payment will be paid to the Participant’s estate in a lump sum, provided that the executive or representative of the Participant’s estate (or any other authorized person) does not revoke the Release prior to the end of the revocation period.  If a Participant dies after becoming eligible for a cash Severance Payment but before executing the Release, no Severance Payment or Company-Paid Coverage with respect to the Participant will be payable under the Plan, unless the executor or representative of the Participant’s estate executes a Release, which Release becomes effective (i.e., the executor or representative has signed the Release and any revocation period has expired without the executor’s or representative’s revoking the Release) no later than March 8 of the calendar year immediately following the calendar year in which the Participant’s employment terminates.  Notwithstanding Section 3.3 or 4.2.1 or any other provision in the Plan to the contrary, solely for purposes of the immediately preceding sentence, the period during which the executor or representative may consider the Release shall end on March 1 of the calendar year immediately following the calendar year in which the Participant’s employment terminates and payment shall be made in such subsequent calendar year (and on or before March 15 thereof).

4.2.4                                               All payments and reimbursements under this Plan will be net of amounts withheld with respect to taxes, offsets or other obligations.

4.3                               Limitation on Payments Under Certain Circumstances

(a)                                 Notwithstanding any other provision of the Plan, in the event that the Participant becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock awards) under the Plan or under any other plan, agreement or arrangement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Code Section 280G and the Treasury regulations promulgated thereunder (“Section 280G”) and it is determined that, but for this Section 4.3(a), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall pay to the Participant either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Participant, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  For purposes of determining whether the Participant would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 4.3(c) (if applicable), the Participant shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(b)                                 All computations and determinations called for by Sections 4.3(a) and 4.3(c) shall be made and reported in writing to the Company and the Participant by a third-party service provider selected by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and the Participant.  For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Company and the Participant shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations.  The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(c)                                  In the event that Section 4.3(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides the Participant with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment.

Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

4.4                               Forfeiture of Change in Control Benefits

Notwithstanding any other provision of the Plan to the contrary, if it is determined by the Company that a Participant has violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in the Participant’s general waiver and release or any other restrictive covenants contained in any other Company plan or program or agreement between the Company and the Participant, the Participant shall be required to repay to the Company an amount equal to the economic value of all amounts already paid or provided to the Participant under the Plan and the Participant shall forfeit all other entitlements under the Plan.  Additional forfeiture provisions may apply under the Plan or other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.

4.5                               Voluntary Resignation; Termination for Cause

If (a) the Participant’s employment terminates by reason of the Participant’s voluntary resignation other than for Good Reason, (b) the Company terminates the Participant for Cause, or (c) a Participant’s employment terminates for any reason prior to the occurrence of a Change in Control (other than under circumstances that entitle the Participant to Change in Control Benefits), then the Participant shall not be entitled to receive Change in Control Benefits under the Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefit plans and policies at the time of such termination.

4.6                               Disability; Death

If the Participant’s employment terminates by reason of the Participant’s death, or in the event the Company terminates the Participant’s employment following his or her Disability, the Participant shall not be entitled to receive severance or other benefits under the Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefit plans and policies at the time of such termination.

ARTICLE V
SUCCESSOR TO COMPANY

The Plan shall inure to the benefit of and be binding upon the Company and its successors.  The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under the Plan.  As used in the Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform the Plan by operation of law, written agreement or otherwise.  It is a condition of the Plan, and all rights of each person eligible to receive benefits under the Plan shall be subject hereto, that no right or interest of any such person in the Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

ARTICLE VI
DURATION, AMENDMENT AND TERMINATION

6.1                               Duration

The Plan shall terminate five (5) years from the Effective Date, unless (a) the Plan is extended by the Board, (b) a Change in Control occurs while the Plan is in effect, or (c) the Board terminates the Plan in accordance with Section 6.2.  If a Change in Control occurs while the Plan is in effect, the Plan shall continue in full force and effect for at least two (2) years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.

6.2                               Amendment or Termination

The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Board; provided, that no such amendment, modification, suspension or termination shall adversely affect the rights and benefits to which a Participant would be entitled under the Plan (a) unless the affected Participant approves such amendment, modification, suspension or termination in writing; (b) unless, and then only to the extent that, such modification, suspension or termination is or becomes necessary in order to ensure continued compliance by the Plan with any applicable state or federal law or regulation; or (c) unless the amendment, modification, suspension or termination is effective no earlier than twelve (12) months following the date on which the Participant has received written notice of such amendment, modification, suspension or termination, except that any amendment, modification, suspension or termination that occurs within twelve (12) months before a Change in Control will not become effective until two (2) years following the Change in Control.

6.3                               Procedure for Extension, Amendment or Termination

Any extension, amendment or termination of the Plan by the Board in accordance with this Article VI shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE VII
MISCELLANEOUS

7.1                               Default in Payment

Any payment not made within ten (10) days after it is due in accordance with the Plan shall thereafter bear interest, compounded annually, at the prime rate from time to time in effect at JPMorgan Chase & Co. or any successor thereto.

7.2                               No Assignment

No interest of any Participant or spouse of any Participant or any other beneficiary under the Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or spouse of a Participant or other beneficiary, including for alimony.

7.3                               Claims Process.

7.3.1                                               Claim for Benefits.  A Participant (or any individual authorized by such Participant) has the right under ERISA and the Plan to file a written claim for benefits.  To file a claim, the Participant must send the written claim to the Company’s Vice President of Human Resources, who shall consider the claim.  If such claim is denied in whole or in part, the Participant shall receive written notice of the decision of the Company’s Vice President of Human Resources, within ninety (90) days after the claim is received.  Such written notice shall include the following information:  (a) specific reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (d) steps to be taken if the Participant wishes to appeal the denial of the claim, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal.  If the Company’s Vice President of Human Resources needs more than ninety (90) days to make a decision, he or she shall notify the Participant in writing within the initial ninety (90) days and explain why more time is required, and how long is needed.  The Company’s Vice President of Human Resources may then take ninety (90) more days to make a decision.

7.3.2                                               Appeals.  The following appeal procedures give the rules for appealing a denied claim.  If a claim for benefits is denied, in whole or in part, or if the Participant believes benefits under the Plan have not been properly provided, the Participant (or any individual authorized by such Participant) may appeal this denial in writing within sixty (60) days after the denial is received by filing a written request for review with the Compensation Committee.  The Compensation Committee shall conduct a review and make a final decision within sixty (60) days after receiving the Participant’s written request for review.  If the Compensation Committee needs more than sixty (60) days to make a decision, it shall notify the Participant in writing within the initial sixty (60) days and explain why more time is required and the date by which the Compensation Committee expects to render its decision.  The Compensation Committee may then take sixty (60) more days to make a decision.  If such appeal is denied in whole or in part, the decision shall be in writing and shall include the following information:  (a) specific reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a statement of the Participant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (d) a statement of the Participant’s (or representative’s) right to bring a civil action under Section 502(a) of ERISA.  If a Participant’s claim is denied, in whole or in part, the Participant (or any individual authorized by such Participant) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to his or her claim.  Likewise, a Participant (or any individual authorized by such Participant) who submits a written request to appeal a denied claim shall have the right to submit any comments, documents, records or other information relating to the claim that he or she wishes to provide.

7.3.3                                               Limitations Period.  A Participant must pursue the claim and appeal rights described above before seeking any other legal recourse regarding a claim for benefits.  If a Participant fails to complete and exhaust such claims and appeal procedures, the Participant shall forfeit his or her right to sue in a court of law.  A Participant may not initiate legal proceedings in a court of law more than one year after the date on which the Participant receives the Compensation Committee’s written denial of his or her claim on appeal.  Any further review, judicial or otherwise of the Compensation Committee’s decision on the Participant’s claim will be limited to whether, in the particular instance, the Compensation Committee abused its discretion.  In no event will such further review, judicial or otherwise, be on a de novo basis, because the Compensation Committee has the discretionary authority to determine eligibility for (and the amount of) benefits and to construe and interpret the terms and provisions of the Plan.

7.4                               Effect on Other Plans, Agreements and Benefits

Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Subsidiaries or under any plan maintained by the Company or any of its Subsidiaries in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement.  Notwithstanding the foregoing, any benefits received by a Participant pursuant to the Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel and, upon consummation of a Change in Control, Participants in the Plan shall in no event be entitled to participate in any such severance policy or other severance plan maintained by the Company for its management personnel.

7.5                               Notice

For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company’s General Counsel at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records), provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary.

7.6                               Employment Status

The Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Employee or change the status of the

Participant’s employment or the policies of the Company or its Subsidiaries or Affiliates regarding termination of employment.

7.7                               Plan Administration

The Plan shall be administered by the Compensation Committee.  The Compensation Committee has all power and authority necessary or convenient to administer the Plan, including, but not limited to, the exclusive authority and discretion to:  (a) construe and interpret the Plan; (b) decide all questions of eligibility for and the amount of benefits under the Plan; (c) prescribe procedures to be followed and the forms to be used by the Participants pursuant to the Plan; and (d) request and receive from all Participants such information as the Compensation Committee determines is necessary for the proper administration of the Plan.

7.8                               Unfunded Plan Status

The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA.  All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to ensure payment.  No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.  Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one (1) or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

7.9                               Validity and Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10                        Section 409A

(a)                                 General.  The Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment of compensation under the Plan shall be treated as a separate and distinct payment of compensation for purposes of Section 409A and the right to a series of installment payments under the Plan shall be treated as a right to a series of separated and distinct payments.  All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Section 409A.  In no event may the Participant, directly or indirectly, designate the calendar year of any payment under the Plan.

(b)                                 Delay of Payments.  Notwithstanding any other provision of the Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Participant’s date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Participant under the Plan during the six (6) month period following the Participant’s separation from service (as determined in accordance with Section 409A) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day after the date that is six (6) months following the Participant’s separation from service (the “Delayed Payment Date”).  The Participant shall not be entitled to interest or any other earnings on any cash payments so delayed from the scheduled date of payment to the Delayed Payment Date.  If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Participant’s death.

(c)                                  Expense Reimbursements and In-Kind Benefits.  With regard to Sections 4.1.3 and 4.1.4 and any other provision of the Plan that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to the Plan that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

7.11                        Recoupment

Notwithstanding any other provisions in the Plan to the contrary, by executing a Participation Agreement a Participant acknowledges and agrees that he or she will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed, to the extent such policies apply to payments and benefits payable or paid under the Plan.

7.12                        Governing Law

The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Colorado, without reference to principles of conflict of laws, except to the extent pre-empted by Federal law.

ANNEX A

CROCS, INC.
CHANGE IN CONTROL PLAN
PARTICIPATION AGREEMENT

To:                             [Name of Participant]
Date:                  [                    ], 20[    ]

The Board has designated you as a Participant in the Crocs, Inc. Change in Control Plan, a copy of which is attached to this Participation Agreement (this “Agreement”).  The terms and conditions of your participation in the Plan are as set forth in the Plan and in this Agreement.  The terms defined in the Plan shall have the same defined meanings in this Agreement.  Pursuant to Section 1.4 of the Plan, the intent of the parties is to create a contractual relationship in respect of the benefits and terms of the Plan.  As a condition to receiving certain benefits under the Plan, you must sign a Release in the form provided by the Company.  The variables relating to your Plan participation are as follows:

Severance Payment Percentage:                                                           [percentage from [x]% to 300% determined by the
Committee]

The Change in Control Benefits are subject to forfeiture or repayment as described in the Plan if you have violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in your Release or any other restrictive covenants contained in any other Company plan or program or agreement between you and the Company.

If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below.  By signing below, you acknowledge and agree that the Plan shall completely supersede and replace any and all portions of any contracts, plans, provisions or practices pertaining to severance entitlements owing to you from the Company, and is in lieu of any notice requirement, policy or practice.  As such, the Change in Control Benefits described herein shall serve as your sole recourse with respect to payments and benefits provided by the Company upon, in connection with or following a Change in Control.

[For employees with employment agreements in place of above paragraph:  If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below.  Those provisions relating to your potential rights to severance pay, equity acceleration, benefits and notice specifically arising from or in respect of a Change in Control under the Employment Agreement dated [                    ] between you and the Company shall be deemed completely replaced and superseded by the analogous provisions of the Plan; provided that except as specifically modified (mutatis mutandis) by the foregoing provision, said employment agreement remains enforceable and in full force and effect.  As such, the Change in Control Benefits described herein shall serve as your sole recourse with respect to such payments and benefits provided by the Company upon, in connection with or following a Change in Control.]

A-1

Please return the signed copy of this Notice of Participation to:

[Officer]
Crocs, Inc.
[                              ]
[                              ]

Your failure to timely remit this signed Agreement will result in your immediate removal from the Plan.  Please retain a copy of this Agreement, along with the Plan, for your records.

Date:
(Signature)

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